Exhibit 99.1

Alternus Clean Energy set to Acquire Over 80 MWp of Operating Solar PV across eight states in the US.

On completion will be immediately EBITDA accretive

FORT MILL, SC – May 1, 2024 (GLOBE NEWSWIRE) -- Alternus Clean Energy, Inc. (NASDAQ: ALCE) (“Alternus” or the “Company”), a leading utility-scale transatlantic, clean energy independent power producer (IPP) today announced the signing of definitive agreements with a U.S. based fund to acquire over 80 MWp of operating portfolio spanning across the U.S.

The Portfolio consists of 33 projects, distributed across eight states, showcasing a geographical diversification within the U.S. The portfolio has significant long-term agreements (average remaining term of over 12 years) with 16 different counterparties. Notably, approximately 20% of these fall within the AAA and AA rating categories, such as Duke Energy, enhancing the financial stability and predictability of revenue streams.

The Portfolio is expected to generate an average of $6.7 million of revenue and $5.1 million (before improvements) of operating income annually, and represents an outstanding opportunity to acquire established assets generating reliable cash flows backed by long-duration contracts. The total consideration is approximately $60 million including existing project debt. Alternus plans to fund the acquisition at the project level with the target for completion by the end of Q2 2024.

Alternus Clean Energy CEO Vincent Browne commented, “We are excited with the signing of these definitive agreements as we mark the first of our many identified strategic acquisitions and other growth initiatives in the US, following our successful listing on Nasdaq in December. On completion, this will almost triple our operational projects to over 120MWp and will further enhance operational efficiencies and financial performance across our renewable energy assets the U.S. and Europe. The Portfolio will be immediately revenue and earnings accretive generated by a diverse mix of revenue streams from quality long term offtake contracts.”

“In late 2023, Alternus announced the strategic divestment of non-core projects located in Poland and the Netherlands. The proposed acquisition of the approximately 81 MW operationl portfolio in the U.S. underscores Alternus' strategic pivot towards the U.S. renewable market, aligning with our plan to pursue near-term acquisitions of both operating and ready-to-build projects from a burgeoning pipeline of ‘equity light’ projects as we build towards our goal of acheieving 3GW of operating projects over the next five years.” Mr, Browne concluded.

Closing of the acquisition is still subject to certain closing conditions, including but not limited to, restructuring and assumption of the existing debt. Full details of the transaction and the agreement can be found in the Company’s Current Report on Form 8-K to be filed with the US Securities and Exchange Commission located at www.sec.gov and on the Company’s website at https://ir.alternusenergy.com/financials-filings/sec-filings.

About Alternus Clean Energy

Alternus is a transatlantic clean energy independent power producer. Headquartered in the United States, we currently develop, install, own, and operate utility scale solar parks in North America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within five years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony. For more information visit www.alternusce.com.

Forward-Looking Statements

Certain information contained in this release, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For More Information:

Investors:

Alternus Clean Energy

ir@alternusenergy.com

+1 (913) 815-1557

or

Media:

The Blueshirt Group

alternus@blueshirtgroup.com

+1 (323) 240-5796